Calculation of Filing Fee Tables
S-4
ARROW FINANCIAL CORP
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $1.00 par value per share	Other	2,002,894		$ 46,353,915.00	0.0001381	$ 6,401.48
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 46,353,915.00		$ 6,401.48
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 6,401.48
Offering Note
[1]	The number of shares of common stock, par value $1.00 per share, of Arrow Financial Corporation ("Arrow" and, such shares, the "Arrow common stock") being registered is based upon (i) the exchange ratio of 1.8610 shares of Arrow common stock for each share of common stock, par value $5.00 per share, of Adirondack Bancorp, Inc. ("Adirondack" and, such shares, the "Adirondack common stock") multiplied by (ii) an estimate of the maximum number of shares of Adirondack common stock issued and outstanding as of April 1, 2026 or issuable or expected to be exchanged (including in respect of Adirondack equity awards) in connection with the merger of Arrow Merger Sub, Inc., a wholly owned subsidiary of Arrow, with and into Adirondack (the "merger"), which collectively equals 2,002,894. The amount in the "Maximum Aggregate Offering Price" column is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f)(2) and Rule 457(f)(3) promulgated thereunder. Adirondack is a private company and no market exists for Adirondack common stock. The proposed maximum aggregate offering price is equal to (a) the product of (x) $61.79, the book value of shares of Adirondack common stock as of December 31, 2025, and (y) 1,076,246, the estimated maximum number of shares of Adirondack common stock that may be converted into the securities being registered less (b) $20,147,326, the aggregate amount of cash to be paid by Arrow in exchange for the cancellation of such shares of Adirondack common stock. Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date